FOR IMMEDIATE RELEASE

 American Realty Capital Healthcare Trust Provides Update on Recent Investment Activity

Current $1.7 Billion Portfolio Includes $1.1 Billion of Healthcare Assets Purchased to Date, $481.9 Million of Properties Under Executed Purchase and Sale Agreements and $137.3 Million of Acquisitions Subject to Executed Letters of Intent

The Company Anticipates the Full Deployment of Raised Equity by the End of Third Quarter

New York, New York, September 5, 2013 ˗ American Realty Capital Healthcare Trust, Inc. (“ARC Healthcare” or the “Company”) announced today that it expects to have substantially committed the balance of its raised equity by the end of the third quarter of 2013. Along with the $1.1 billion of acquisitions it has made to date, the Company has placed $481.9 million of healthcare assets under executed purchase and sale agreements and $137.3 million of acquisitions under executed letters of intent.

“We have continued to deploy our equity deliberately as we assemble a high quality portfolio of medical office buildings, seniors housing and other select healthcare related assets. The portfolio is broadly diversified by tenancy, geography and property type and our internal acquisition team continues to take advantage of the opportunities we see in the market as we complete the deployment of our capital,” commented Thomas P. D’Arcy, Chief Executive Officer of American Realty Capital Healthcare Advisors, LLC, ARC Healthcare’s external advisor.

About ARC Healthcare

ARC Healthcare is a publicly registered, non-traded real estate investment program that qualified as a real estate investment trust for tax purposes beginning in the taxable year ended December 31, 2011. Additional information about ARC Healthcare can be found on its website at www.thehealthcarereit.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DDCWorks	American Realty Capital Healthcare Trust, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)